UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2025

WEREWOLF THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40366	82-3523180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Talcott Ave, 2nd Floor
Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 952-0555

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOWL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 19, 2025, Derek DiRocco, M.D., notified Werewolf Therapeutics, Inc. (the “Company”) of his intent to resign from the Board of Directors (the “Board”) of the Company, effective upon the Company’s 2025 annual meeting of stockholders. Dr. DiRocco’s decision to resign was not the result of any disagreement with the Company.

(d)

On February 19, 2025, the Board of the Company, upon recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Anil Singhal, Ph.D., as a director. Dr. Singhal has been designated as a Class I director to serve in accordance with the Company’s second amended and restated bylaws until the Company’s 2025 annual meeting of stockholders or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Dr. Singhal was appointed as a member to the Audit Committee of the Board.

Dr. Singhal has over three decades of research and development experience in the biopharmaceutical industry. Since January 2021, Dr. Singhal has been serving as the President and Chief Executive Officer of Trishula Therapeutics, Inc., a private biotechnology company, where he also serves on its board of directors. From May 2019 to September 2020, Dr. Singhal served as the President and Chief Executive Officer and a member of the board of directors of Adicet Bio, Inc. (“Adicet Bio”) where he led the then-private biotechnology company to its first oncology investigational new drug application submission and its merger with resTOR bio, Inc., which resulted in Adicet Bio becoming a public company. Dr. Singhal briefly served as an advisor to Adicet Bio from September 2020 to February 2021 following the merger. Dr. Singhal also served as Vice President, Early Oncology Development, of AbbVie Inc., a publicly traded pharmaceutical company, from January 2013 to March 2018. In addition, from July 2018 through September 2024, Dr. Singhal was a member of the board of directors of TriSalus Inc., a biotechnology company that became publicly traded in 2023. Dr. Singhal is a member of the American Association of Cancer Research, which he joined in 2005, and a member of the American Society of Clinical Oncology, which he joined in 2007. Dr. Singhal received his B.Sc Honours degree in Biochemistry from Panjab University in India, his MBA in Business Administration from the University of Washington and his Ph.D. in Biochemistry from Rutgers University.

In accordance with the Company’s non-employee director compensation program, Dr. Singhal (i) will receive annual cash compensation of $40,000 for service as a director and $7,500 for service as a member of the Audit Committee, prorated to reflect the remaining portion of the Board service year, and reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and Audit Committee and (ii) was granted an option to purchase 45,000 shares of the Company’s common stock, with an exercise price of $1.40, equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of his appointment, which option will vest with respect to one-third of such shares on the first anniversary of the grant date and thereafter in equal monthly installments until all shares are vested on the third anniversary of the grant date, subject to Dr. Singhal’s continued service on the Board. In addition, Dr. Singhal will be eligible for annual stock option grants in accordance with the Company’s non-employee director compensation program. Dr. Singhal entered into a standard form of indemnification agreement with the Company, in the form that is filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-255132), filed with the Securities and Exchange Commission on April 8, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEREWOLF THERAPEUTICS, INC.

Date: February 24, 2025	By:	/s/ Timothy W. Trost
Timothy W. Trost
Chief Financial Officer and Treasurer